Exhibit 99.1

FOR IMMEDIATE RELEASE For more information contact: Wendy L. Simpson Pam Kessler (805) 981-8655

LTC ANNOUNCES INCREASE, REPRICING

AND EXTENSION OF UNSECURED CREDIT FACILITY

WESTLAKE VILLAGE, CALIFORNIA, October 15, 2014 — LTC Properties, Inc. (NYSE: LTC) (“the Company”) announced today that it had entered into an Amended and Restated unsecured credit agreement (“the Credit Agreement”), to replace LTC’s previous unsecured credit agreement dated April 28, 2011 as amended May 25, 2012.  The Credit Agreement increases the aggregate commitment of the lenders to $400 million and provides for the opportunity to increase the credit amount up to a total of $600 million.  The Credit Agreement extends the maturity of the Credit Agreement to October 14, 2018 and provides for a one-year extension option at LTC’s discretion, subject to customary conditions.  Additionally, the Credit Agreement reduces the pricing grid by 25 basis points for certain leverage ratios.  As of October 15, 2014, LTC had $15 million outstanding under the unsecured revolving credit facility priced at LIBOR plus 125 basis points and an unused commitment fee of 30 basis points.

The following banks are participants in the Credit Agreement: Bank of Montreal, as Administrative Agent, BMO Capital Markets, as Co-Lead Arranger and Joint Book Runner, KeyBank National Association, as Syndication Agent, KeyBanc Capital Markets, Inc. as Co-Lead Arranger and Joint Book Runner, Royal Bank of Canada as Co-Documentation Agent, RBC Capital Markets as Co-Lead Arranger and Joint Book Runner, Wells Fargo Bank, National Association as Co-Documentation Agent, Wells Fargo Securities LLC as Co-Lead Arranger and Joint Book Runner and Credit Agricole CIB and MUFG Union Bank, N.A. as lenders.

LTC is a self-administered real estate investment trust that primarily invests in seniors housing and health care properties through triple-net lease transactions, mortgage loans and other investments.  For more information on LTC Properties, Inc., visit the Company’s website at www.LTCreit.com.

Forward Looking Statements

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties.  Please see our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q, and our other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.